Exhibit 3.1
FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS
     Section 8 of the Amended and Restated Bylaws of the Company is amended and restated to read in its entirety as follows, and a new Section 8A is added to the Amended and Restated Bylaws as follows:
     SECTION 8. QUORUM. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Any shares, the voting of which at said meeting has been enjoined, or which for any reason cannot be lawfully voted at such meeting, shall not be counted to determine a quorum at such meeting. In the absence of a quorum any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Where a separate vote by a class or classes or series is required, a majority of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.
     SECTION 8A. VOTE REQUIRED. When a quorum is present at any meeting, a plurality of the votes cast for election to any office shall elect the candidate to such office and a majority of the votes cast upon any other matter shall be the act of the stockholders, unless a different vote is required by an express provision of applicable law, the corporation’s certificate of incorporation, these Bylaws or the rules or regulations of the NASD, the Nasdaq Stock Market or any stock exchange applicable to the corporation, in which case such express provision shall govern.